SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549




                                 FORM 8-K

                              CURRENT REPORT





                  Pursuant to Section 13 or 15 (d) of the
                       Securities Exchange Act of 1934


                     Date of Report:   December 31, 1998
                      (Date of earliest event reported)




                              IREX CORPORATION
           (Exact name of registrant as specified in its charter)


                                Pennsylvania
              (State or other jurisdiction of incorporation)




        2-36877                               23-1712949
 (Commission File Number)        (IRS Employer Identification No.)



120 North Lime Street, Lancaster, Pennsylvania           17602
   (Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code:    (717) 397-3633



Item 2.  Acquisition or Disposition of Assets

(a) In January 1998, Irex Corporation (the "Company" or "Irex") announced its intention to spin off one of its subsidiaries, Specialty Products & Insulation Co. ("SPI"). The Company's Board of Directors (the "Board"), at its February 26, 1998 meeting, approved in principle the proposed transaction in which shareholders of Irex common stock would receive a dividend of SPI common stock through a pro rata distribution of 100% of SPI's capital stock (the "Distribution").

        On December 16, 1998, the Board granted final approval of the spin-off to the Irex shareholders of all the common stock of SPI (the "Spin-off"). On this same date, SPI declared a reverse stock split, whereby each share of SPI's previously-issued common stock, par value $0.01 per share ("SPI Stock"), was converted into 0.836 shares of SPI Stock. The reverse stock split reduced SPI's outstanding stock from 10,000 to 8,636 shares, all of which were held by Irex.

         The Spin-off was effected on December 31, 1998 (the "Closing" Date") through the Distribution to the Company shareholders of record at the close of business on December 28, 1998. SPI distributed these shares on the basis of one share of SPI Stock for every fifty Irex shares held. SPI will not issue certificates for fractional shares in the Distribution. Instead, it will cancel such shares and issue cash in lieu of fractional shares at a rate of $2,698.09 per SPI share. No consideration will be paid by the Irex shareholders for shares of SPI Stock.

         The Company received an opinion of counsel to the effect that the Distribution is not taxable to Irex and its shareholders for federal income tax purposes. However, cash paid in lieu of fractional shares of SPI Stock is taxable to the shareholders.

        Immediately prior to the Spin-off, SPI declared a dividend of $10.5 million, which was paid to the Company as the sole shareholder of SPI. The dividend was paid by means of $7.0 million in cash and $3.5 million of junior subordinated notes of SPI. Additionally, SPI repaid all intercompany debt in the amount of $31.6 million immediately after the Spin-off.

        On the Closing Date, immediately following the Distribution, Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P. and Evercore Capital Offshore Partners L.P. (collectively, Evercore ), invested approximately $15.4 million in SPI in exchange for 7,113 shares of newly-issued SPI Common Stock at the purchase price of $2,158.46 per share. In addition, certain officers of SPI acquired 109 shares of newly-issued Common Stock. As a result of the Distribution and subsequent new investment, approximately 55% of SPI s Common Stock is owned by Irex shareholders and by SPI's management, and approximately 45% is owned by Evercore.

        As a result of the Spin-off, SPI is now a separate company, primarily concentrating on specialty product distribution/fabrication in the construction industry. The Company and its wholly owned subsidiaries will continue to operate within the specialty contracting industry.

    (b)    Not Applicable.




Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

    (a)    Not Applicable.

    (b) Unaudited pro forma condensed consolidated financial information reflecting the Spin-off.

    (c)    Not Applicable.









                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        IREX CORPORATION


                                            B. C. Werner
Date:  January 15, 1999                ------------------
                                            B. C. Werner
                                             Controller

                                    (Principal Accounting Officer)





                      Irex Corporation and Subsidiaries
      Unaudited Pro Forma Condensed Consolidated Financial Information
       For the Periods Ended September 30, 1998 and December 31, 1997



        The following unaudited pro forma condensed consolidated financial statements give effect to the Spin-off of Irex Corporation's (the "Company") wholly owned subsidiary, Specialty Products & Insulation Co. ("SPI"). The unaudited pro forma condensed consolidated balance sheet is presented as if the Spin-off had occurred on September 30, 1998, and the pro forma condensed consolidated statements of income for the nine months ended September 30, 1998 and for the year ended December 31, 1997 are presented as if the Spin-off had occurred as of January 1, 1997.

        The "Pro Forma" amounts represent the pro forma results of operations and financial position of the Company after giving effect to the dividend received from SPI and SPI's repayment of intercompany debt immediately after the Spin-off, the elimination of SPI's historical assets, liabilities and equity as of September 30, 1998 and the elimination of operating results attributable to SPI for the periods presented. The unaudited pro forma condensed consolidated financial statements may not be indicative of the results that would have been obtained had the Spin-off actually occurred on the dates assumed nor is it necessarily indicative of the future consolidated results of operations.

        The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements, and the related notes thereto, of the Company included in its 1997 Annual Report or Form 10-K and its Quarterly Report or Form 10-Q for the quarter ended September 30, 1998.



                      IREX CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                UNAUDITED


                                             PRO FORMA
                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                        (IN THOUSANDS EXCEPT PER COMMON SHARE AMOUNTS)

REVENUES                     $233,526      ($134,653) <FA>   $ 98,873

COST OF REVENUES              182,329       (103,240) <FA>     79,089

  Gross Profit                 51,197        (31,413)          19,784

SELLING, GENERAL, AND
  ADMINISTRATIVE EXPENSES      43,932        (25,678) <FB>     18,254

  Operating Income              7,265         (5,735)           1,530

INTEREST EXPENSE - NET          1,534         (1,534) <FC>         -

  Income Before Income Taxes    5,731         (4,201)           1,530

INCOME TAX PROVISION            2,486         (1,722)             764

NET INCOME                  $   3,245      ($  2,479)        $    766

  LESS: DIVIDEND REQUIREMENTS
    FOR PREFERRED STOCK          (734)                           (734)

NET INCOME APPLICABLE TO
   COMMON STOCK             $   2,511      ($  2,479)        $     32

AVERAGE COMMON SHARES
   OUTSTANDING - BASIC        411,192                         411,192

EFFECT OF STOCK OPTIONS ISSUED
  TO EMPLOYEES AND DIRECTORS    3,481                           3,481

AVERAGE COMMON SHARES
   OUTSTANDING - DILUTED      414,673                         414,673

INCOME PER COMMON SHARE
   - BASIC                     $ 6.11                          $ 0.08

INCOME PER COMMON SHARE
   - DILUTED                   $ 6.06                          $ 0.08



   See Notes to Pro Forma Condensed Consolidated Financial Statements





                      IREX CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                                 UNAUDITED



                                          PRO FORMA
                             HISTORICAL   ADJUSTMENTS     PRO FORMA
                        (IN THOUSANDS EXCEPT PER COMMON SHARE AMOUNTS)


REVENUES                     $ 278,150   ($ 149,042) <FA> $ 129,108

COST OF REVENUES               217,786     (114,946) <FA>   102,840

   Gross Profit                 60,364      (34,096)         26,268

SELLING, GENERAL, AND
   ADMINISTRATIVE EXPENSES      53,924      (25,971) <FB>    27,953

   Operating Income (Loss)       6,440       (8,125)         (1,685)

INTEREST EXPENSE - NET           1,942       (1,942) <FC>        -

   Income (Loss)
     Before Income Taxes         4,498       (6,183)         (1,685)

INCOME TAX PROVISION
  (BENEFIT)                      1,965       (2,529)           (564)

NET INCOME (LOSS)            $   2,533    ($  3,654)      ($  1,121)

   LESS: DIVIDEND REQUIREMENTS
         FOR PREFERRED STOCK      (980)                        (980)

NET INCOME (LOSS) APPLICABLE
   TO COMMON STOCK           $   1,553    ($   3,654)     ($  2,101)

AVERAGE COMMON SHARES
   OUTSTANDING - BASIC         383,859                      383,859

EFFECT OF STOCK OPTIONS ISSUED
   TO EMPLOYEES AND DIRECTORS    4,683

AVERAGE COMMON SHARES
   OUTSTANDING - DILUTED       388,542

INCOME (LOSS) PER COMMON
   SHARE - BASIC                $ 4.05                      ($ 5.47)

INCOME PER COMMON
   SHARE - DILUTED              $ 4.00



   See Notes to Pro Forma Condensed Consolidated Financial Statements





                     IREX CORPORATION AND SUBSIDIARIES
               PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                         AS OF SEPTEMBER 30, 1998
                                UNAUDITED



                                                PRO FORMA
                                   HISTORICAL  ADJUSTMENTS<FD>  PRO FORMA

Cash and cash equivalents           $  2,299     $  2,643       $  4,942
Receivables, net                      65,207      (35,273)        29,934
Note receivable                          0          3,500          3,500
Inventories                           18,981      (18,420)           561
Actual costs and estimated
  earnings on contracts in
  process in excess of billings        4,942            0          4,942
Prepaid income taxes                   1,151          838          1,989
Other prepaid expenses                   463         (221)           242
Deferred income taxes                  4,390       (1,100)         3,290

    Total current assets              97,433      (48,033)        49,400

Property and equipment, net            3,458       (2,376)         1,082
Non-current deferred income taxes      3,170            0          3,170
Other assets                           1,805       (1,758)            47

  TOTAL ASSETS                       105,866      (52,167)        53,699

Notes payable to banks                27,816      (27,816)             0
Current portion of long-term debt      1,871       (1,871)             0
Accounts payable                      13,783      (10,451)         3,332
Billings in excess of actual costs
  and estimated earnings on contracts
  in process                           3,264            0          3,264
Accrued liabilities                   15,946       (5,531)        10,415

    Total current liabilities         62,680      (45,669)        17,011

Long-term debt                         5,632       (5,632)             0

Non-current liabilities               10,300         (229)        10,071

Redeemable preferred stock            10,490            0         10,490

Shareholders' investment              16,764         (637)        16,127

   TOTAL LIABILITIES AND
   SHAREHOLDERS' INVESTMENT         $105,866     $(52,167)      $ 53,699



   See Notes to Pro Forma Condensed Consolidated Financial Statements






                     Irex Corporation and Subsidiaries
     Notes to the Pro Forma Condensed Consolidated Financial Statements
       For the Periods Ended September 30, 1998 and December 31, 1997
                                 Unaudited


[FN]

<FA>   This adjustment includes only SPI's activity with respect to third parties because inter-company sales and costs were eliminated in the Company's consolidated financial statements. SPI's net sales to affiliates were approximately $5.3 million and $9.3 million for the nine months ended September 30, 1998 and the twelve months ended December 31, 1997, respectively.

<FB>   This adjustment includes the elimination of the estimated costs, approximating $830,000 on an annualized basis, associated with Irex corporate personnel who became employees of SPI during March and April of 1998. The amount also reflects fee income from the computer services agreement under which SPI will pay a fee, approximating $610,000 on an annualized basis, to continue utilizing Irex's computer hardware, software and systems personnel for a period of three years. SPI has the option to terminate the computer services agreement after 18 months by notifying Irex six months prior to the date of termination.

<FC>   This adjustment reflects the repayment of the Company's long-term debt and paydown of its borrowings under short-term credit facilities with funds received from SPI immediately after the Spin-off.

<FD>   This adjustment reflects the repayment of the Company's long-term debt and paydown of its borrowings under short-term credit facilities and the elimination of SPI's historical assets, liabilities and equity as of September 30, 1998. SPI's repayment of intercompany debt and the dividend received immediately after the Spin-off provided the source of funds for the Company to repay all debt.
       The $10.5 million dividend consisted of $7.0 million in cash and $3.5 million of junior subordinated notes of SPI.